UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)
Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 13, 2025, the Hartman Group distributed the following letter to shareholders:

A Way To Fail In Real Estate

June 13, 2025

Dear Fellow Shareholders,

Silver Star Properties is at a defining moment. As shareholders, we must decide whether to continue a strategy that has eroded value—or choose a plan focused on liquidity, transparency, and returning capital.

A Strategy That Isn’t Working

Since late 2022, over $395 million in legacy assets have been sold. Yet those proceeds were reinvested into the Walgreens stores and mini-storage properties all without permission from the Silver Star Shareholders. They should have returned the capital to shareholders instead. But…

● They borrowed money at 19% interest rates to buy properties with yields at 3-4%

● The properties do not cover their debt service and have negative cash flow

● Failed to generate shareholder returns

This is not sustainable. The new portfolio delivers $5.8 million in annual NOI—against $8.7 million in debt costs thus increasing the financial risk to you.

A Smarter Path Forward

We believe there’s a better, more responsible approach:

● Sell Walgreens and mini-storage assets

● Focus on lease-up and maximizing value from legacy assets

● Immediately start returning capital to shareholders

Our priority is liquidity executed with discipline, market awareness, and alignment with shareholder goals.

Why It’s Time for a Change

● Net Asset Value has dropped from $412 million to $134 million since 2022.

● Sales prices declined significantly in the second half of 2024 - 2025. This is solely due to Silver Star’s operational deficiencies in dropping occupancy and not maintaining the properties.

● Instead of doubling down with more speculative financing on their proposed $50M equity raise prioritizing new investors, we propose distributions, not dilution.

The Choice Is Clear

The Hartman-nominated directors, Longnecker, Thomas, and Hartman, bring real estate expertise and a commitment to restoring value. Our plan is simple, actionable, and focused on returning capital.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman

CEO & President

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.